Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Reports Third Quarter 2012 Financial Results

Third Quarter 2012 Highlights:

●	Milestone revenue of $10.0 million related to Priligy® regulatory milestones.
●	Royalty revenue of $5.6 million, an increase of $2.5 million (81.4%) from second quarter 2012.
●	Amended Loan and Security Agreement providing $30.0 million in additional funding.
●	Cash and short-term investments balance of $47.8 million as of September 30, 2012.

MORRISVILLE, N.C. (November 1, 2012) - Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) today reported its financial and operating results for the quarter ended September 30, 2012.

Furiex recorded third quarter milestone revenue of $10.0 million. These regulatory milestones were related to achievement of new country marketing approvals for Priligy® and became due from the Menarini Group upon closing of the new license agreement on July 30, 2012.

Furiex recorded third quarter royalty revenue of $5.6 million, compared to $1.3 million for the same period in the prior year and $3.1 million in the second quarter of 2012. Royalty revenue included royalties related to Nesina® and Liovel® sales in Japan, and Priligy® sales in various countries outside of the United States.

Research and development expenses were $14.8 million for the quarter ended September 30, 2012, compared to $12.0 million for the same period in the prior year. The increase in research and development expenses from the prior year quarter ended September 30, 2011 was a result of the decision to progress with MuDelta Phase III clinical trials in early 2012 and the costs associated with its continued development, partially offset by decreases in spending for the discontinued PPD-10558 program and completion of the Phase II clinical trial work related to MuDelta and JNJ-Q2.

Third quarter selling, general and administrative expenses were $3.2 million for 2012, compared to $2.1 million for the third quarter of 2011. The increase in selling, general and administrative expenses were due primarily to increases in non-cash stock compensation expense of $0.4 million and increases in consulting expenses of $0.4 million.

Interest expense of $0.8 million for the third quarter of 2012 related entirely to our loan agreement with MidCap Funding III, LLC and Silicon Valley Bank.

Net loss was $3.3 million for the third quarter of 2012, compared to $13.0 million for the third quarter of 2011. The decrease in net loss of $9.7 million during the third quarter of 2012, as compared to the third quarter of 2011, relates to the changes in revenue and expenses previously described.

Net loss per share for the third quarter of 2012 was $0.33, compared to $1.32 for the third quarter of 2011.

"The Furiex team continues to advance the MuDelta Phase III clinical trials," said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex. “We have recruited slightly more than 30% of our targeted patient enrollment needed to complete these pivotal studies.”

"We have made significant strides on multiple fronts,” added Fred Eshelman, Pharm.D., chairman of Furiex. “MuDelta development remains on track, Nesina and Liovel royalty revenue from Japan continues to ramp up, Takeda has resubmitted New Drug Applications for alogliptin and alogliptin/pioglitazone to the FDA, restructuring of the Priligy agreements is complete and immediately accretive, and we have secured $30 million in additional funding to support operations. We believe we have laid a sound foundation for the development of our product portfolio.”

Furiex will conduct a live conference call and webcast Friday, November 2, 2012, at 9:00 a.m. ET to discuss its third quarter 2012 results and financial outlook for 2012 as well as provide an overview of its business and pipeline. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the Furiex website at www.furiex.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet and will also be available using the following direct dial numbers:

Participant dial-in:	+1.877.677.9122 (U.S./Canada)
+1.708.290.1401 (International)
Conference ID:	35741137

 About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner, and three products on the market. The company's mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: continuing losses and our potential need for additional financing; the risk of finding collaborators for our late-stage product candidates; progress of product candidates in clinical trials and regulatory approvals as it relates to receiving future milestone payments; inability of our existing collaborators to effectively market approved products for which we receive royalty and sales-based milestone payments; the risks and expense of continuing the research and development activities of our existing candidates; changes in the safety and efficacy profile of our existing candidates as they progress through research and development; potential U.S. Food and Drug Administration changes to its regulatory guidance; new collaborative agreements that we might enter into in the future; the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2012	2011	2012
Revenue:
Milestones	$—	$10,000	$—	$20,000
Royalties	1,272	5,577	2,505	11,297
Total revenue	1,272	15,577	2,505	31,297
Research and development expenses	12,024	14,798	38,123	54,919
Selling, general and administrative expenses	2,100	3,209	6,424	8,732
Depreciation and amortization	19	22	64	64
Total operating expenses	14,143	18,029	44,611	63,715
Operating loss	(12,871)	(2,452)	(42,106)	(32,418)
Interest expense	136	837	136	1,386
Other income, net	—	—	—	—
Loss before provision for income taxes	(13,007)	(3,289)	(42,242)	(33,804)
Provision for income taxes	6	(3)	18	9
Net loss	$(13,013)	$(3,286)	$(42,260)	$(33,813)

Net loss per basic and diluted share	$(1.32)	$(0.33)	$(4.28)	$(3.39)

Weighted-average shares used to compute net loss per basic and diluted share:	9,881	10,015	9,881	9,974

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 31,	September 30,
	2011	2012
Assets
Current assets:
Cash and cash equivalents	$33,628	$40,342
Short-term investments	10,000	7,500
Accounts receivable, net	1,985	7,519
Prepaid expenses	214	589
Total current assets	45,827	55,950
Property and equipment, net	181	141
Goodwill	49,116	49,116
Other assets	—	275
Total assets	$95,124	$105,482

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$147	$7,577
Accrued expenses	10,422	12,354
Current portion of long-term debt	1,351	2,162
Total current liabilities	11,920	22,093
Long-term debt, net	8,649	37,838
Other long-term liabilities	232	256
Total liabilities	20,801	60,187

Common stock, $0.001 par value, 40,000,000 shares authorized; 9,949,422 and 10,015,297 shares issued and outstanding	10	10
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued or outstanding	—	—
Paid-in capital	158,438	163,223
Accumulated deficit	(84,125)	(117,938)
Total shareholders’ equity	74,323	45,295
Total liabilities and shareholders’ equity	$95,124	$105,482